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                                   EXHIBIT 21

                         Subsidiaries of the Registrant




         The registrant's subsidiaries are P&N Corporation, an Indiana corporation; SI Springfield Corporation, an Indiana corporation; and SIE Corporation, an Indiana corporation.














































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